MARJAN MINING

                              Termination Agreement




                  Termination Agreement dated as of August 18, 2006 (this "Agreement") among Caucasus Resources Pty Ltd, an Australian Company ("CR"); Global Gold Mining, LLC, a Delaware, USA limited liability company ("GGM"); and SHA, LLC, an Armenian limited liability company, which is a subsidiary of GGM ("SHA").


                                    RECITALS


                  SHA is the licensee of the Marjan Mine property in Armenia as shown in Annexure A to this Termination Agreement ("Marjan").

                  The parties are parties to a joint venture agreement dated as of October 28, 2005 (the "JV Agreement"), which was intended to provide for the development of Marjan. CR and CGM are also parties to a limited liability company agreement dated December 2, 2005 (the "LLC Agreement"), pursuant to which Marjan Mining Company, LLC ("MMCO") was organized as a Delaware limited liability company.

                  The parties wish to terminate the JV Agreement and the LLC Agreement and to liquidate MMCO.


                                    AGREEMENT


                  NOW THEREFORE, the parties hereto hereby agree as follows:


1. The JV Agreement is hereby terminated as of the date hereby and shall be of no force or effect from such date. Accordingly SHA shall remain as licensee of Marjan and MMCO shall have no right, title or interest in Marjan.

                  2. The parties shall promptly and diligently following execution of this Termination Agreement proceed to dissolve and liquidate MMCO in accordance with Article 13 of the LLC Agreement. Upon its dissolution, any of the managers of MMCO or its counsel is hereby authorized to execute and file a Certificate of Cancellation for MMCO in Delaware and its Cancellation of Registration in Connecticut. Upon its liquidation, the LLC Agreement shall automatically terminate; provided that the parties thereafter shall diligently take all further action, if any, necessary to carry out the intention of the present agreement.

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                  3. GGM and SHA release CR from all of its future obligations under the JV Agreement and from and against all third party actions, claims, suits, demands, damages, costs, interests and expenses whatsoever which, but for the execution of this Termination Agreement, may now or at any time in the future may be made against CR arising from the JV Agreement or the early termination of the JV Agreement.

                  4. Any party may plead this Termination Agreement in bar against any third party action, suit or other proceeding for any claim for a breach of the JV Agreement which occurs following the date of this Termination Agreement.


                  5. The provisions of Article 16, "Miscellaneous," of the LLC Agreement, including the governing law and arbitration provisions, are incorporated herein by reference and made applicable to this Agreement and the parties hereto. The addresses for notices between the parties shall be those respectively provided to each other most recently in writing or electronically.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


CAUCASUS RESOURCES PTY LTD GLOBAL GOLD MINING, LLC

By: ___________________________     By: ___________________________
     Matthew Wood                        Van Krikorian
     Managing Director                   Manager

                                     SHA, LLC

                                     By: ___________________________
                                         Ashot Boghossian, Director